Exhibit 10.43
FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT
DATED EFFECTIVE AS OF JUNE 2, 2006, BETWEEN
GROUP 1 AUTOMOTIVE, INC. AND JOHN C. RICKEL
     THIS FIRST AMENDMENT (the “First Amendment”) to the Employment Agreement dated effective as of June 2, 2006, between Group 1 Automotive, Inc., and John C. Rickel (the “Employment Agreement”), is entered into, effective as of November 8, 2007 by and between Group 1 Automotive, Inc., a Delaware corporation (the “Employer”), and John C. Rickel (the “Employee”).
RECITALS
     WHEREAS, the Employer and the Employee desire to amend the Employment Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Employer and the Employee desire all severance amounts payable pursuant to the Employment Agreement to be paid in a lump sum to the Employee;
     WHEREAS, the Employer and the Employee desire all severance amounts payable pursuant to the Employment Agreement to be delayed for six months following the termination of the employment relationship; and
     WHEREAS, any capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Employment Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
     1. Section 2.3 of the Employment Agreement shall be amended and restated in its entirety as follows:
Employee’s bonus shall be determined by the compensation committee of the Board (the “Compensation Committee”) in its sole discretion in accordance with the terms of Employer’s Annual Incentive Compensation Program. Any payments made pursuant to the Annual Incentive Compensation Program shall be made on or before March 15th of the year following the year in which the services giving rise to such bonus award were performed.
     2. Section 2.5 of the Employment Agreement shall be amended and restated in its entirety as follows:
Employee shall be entitled to incur, and be reimbursed for, all reasonable out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Employer. Employer shall reimburse Employee for such expenses, in accordance with Employer’s policies regarding reimbursement of expenses (which Employer’s reimbursement policies will comply with Treasury Regulation

§ 1.409A-3(i)(1)(iv)), subject to the Employee presenting appropriate supporting documents regarding such expenses as required by Employer’s policies.
     3. Section 3.5 of the Employment Agreement shall be amended and restated in its entirety as follows:
Upon an Involuntary Termination of the employment relationship during the Term by Employer pursuant to Section 3.2(ii), or by Employee pursuant to Section 3.3(i), Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations as set forth in the Incentive Compensation Agreement), to receive a payment in an amount equal to Employee’s base salary determined pursuant to Section 2.1 and in effect immediately prior to the Involuntary Termination, divided by twelve (12) and multiplied by the lesser of (i) twenty-four (24) months or (ii) the number of months remaining in the Term, payable in a single lump sum payment on the first day of the seventh month following the Employee’s “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)) with the Employer (“Separation from Service”). Employee shall also be entitled to a pro-rated bonus (based on termination date), calculated in accordance with the Employer’s Incentive Compensation Plan and paid in a single lump sum payment at the later of (1) the first day of the seventh month following the Employee’s Separation from Service, or (2) March 15th of the year following the release of earnings for the year in which Separation from Service occurred.
Upon an Involuntary Termination of the employment relationship by Employee pursuant to Section 3.3(ii), Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations as set forth in the Incentive Compensation Agreement), to receive a payment in an amount equal to the greater of (A) Employee’s base salary determined pursuant to Section 2.1 and in effect immediately prior to the Involuntary Termination, divided by twelve (12) and multiplied by the lesser of (i) twenty-four (24) months or (ii) the number of months remaining in the Term, or (B) twelve (12) months, payable in a single lump sum payment on the first day of the seventh month following the Employee’s Separation from Service. In the event of an Involuntary Termination pursuant to Sections 3.2(ii), 3.3(i) or 3.3(ii), all Restricted Stock and stock options granted to Employee under the Incentive Compensation Agreement shall become 100% vested, the exercise of which shall continue to be permitted as if Employee’s employment had continued for the full Term of this Agreement. Employee will be entitled to a pro-rated bonus (based on termination date), calculated in accordance with the Employer’s Incentive Compensation Plan and paid in a single lump sum payment at the later of (1) the first day of the seventh month following the Employee’s Separation from Service, or (2) March 15th of the year following the release of earnings for the year in which Separation from Service occurred. The Employee would also be eligible for use of the “demonstrator vehicle” provided pursuant to Section 2.5 for six months following the Separation from Service; provided, however, that the taxable benefit to the Employee does not exceed the limit set forth in section 402(g)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) in the calendar year of the Employee’s Separation from Service with the Employer. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. As noted in the Incentive Compensation Agreement, the rights and liabilities of Employer and Employee regarding entitlement to vesting of all Restricted Stock and stock options, shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth therein and to the enforceability of such covenants stated therein.
If it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by the Section 4999 of the Code, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employer shall pay to the Employee an amount equal to the Excise Tax within the first sixty (60) days of the calendar year in which the Employee will file his Federal income tax return for the payment or distribution giving rise to such Excise Tax; provided, Employer shall not be required to pay taxes that result from such Excise Tax payment. Employee’s rights and remedies under this Section 3.5 shall be Employee’s sole and exclusive rights and remedies against Employer or its subsidiaries or affiliates concerning Employee’s employment and termination from Employer, and Employer’s and its subsidiaries’ and affiliates’ sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship or concerning Employee’s employment and termination from Employer.
     4. Section 3.7 of the Employment Agreement shall be amended and restated in its entirety as follows:
Upon termination of the employment relationship as a result of Employee’s death (i) Employee’s heirs, administrators, or legatees shall be entitled to Employee’s pro rata salary through the date of such termination, and Employee’s heirs, administrators, or legatees shall be entitled to a pro-rated bonus (based on date of death), calculated in accordance with the Employer’s Incentive Compensation Plan and paid on or before March 15th of the year following the release of earnings for the year in which such termination occurred; and (ii) all Restricted Stock and stock options granted to Employee pursuant to the Incentive Compensation Agreement shall become 100% vested. Employee’s surviving spouse would be eligible for the use of the “demonstrator vehicle” provided pursuant to Section 2.5 for 12 months from date of death of Employee.

     5. Section 3.8 of the Employment Agreement shall be amended and restated in its entirety as follows:
Upon termination of the employment relationship as a result of Employee’s incapacity pursuant to Section 3.2(iv): (i) Employee shall be entitled to his pro rata salary through the date of such termination, and Employee shall be entitled to a pro-rated bonus (based on date of disability), calculated in accordance with the Employer’s Incentive Compensation Plan and paid in a single lump sum payment at the later of (1) the first day of the seventh month following the Employee’s Separation from Service, or (2) March 15th of the year following the release of earnings for the year in which Separation from Service occurred; and (ii) all Restricted Stock and stock options granted to Employee under the Incentive Compensation Agreement shall become 100% vested. The Employee would also be eligible for use of the “demonstrator vehicle” provided pursuant to Section 2.5 for six months from date of disability; provided, however, that the taxable benefit to the Employee does not exceed the limit set forth in section 402(g)(1)(B) of the Code.
     6. Section 3.9 of the Employment Agreement shall be amended and restated in its entirety as follows:
In all cases, the compensation and benefits payable to Employee under this Agreement upon Separation from Service shall be reduced and offset by any amounts to which Employee may otherwise be entitled under any and all severance plans (excluding any pension, retirement and profit sharing plans of Employer that may be in effect from time to time) or policies of Employer or its subsidiaries or affiliates or any successor to all or a portion of the business or assets of Employer (“Other Severance”); provided, however, in the event this Section 3.9 would result in a substitution for a payment of deferred compensation otherwise payable pursuant to this Agreement within the meaning of Treasury Regulation § 1.409A-3(f) and an impermissible change in the timing of the payment of deferred compensation pursuant to § 409A of the Code and the guidance promulgated pursuant thereto, then no amounts payable pursuant to this Agreement will be reduced and instead such Other Severance to which the Employee would be entitled shall be forfeited.
[Signature page to follow]

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date set forth below, to be effective as of the first date written above.

THE EMPLOYER: GROUP 1 AUTOMOTIVE, INC.
By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President & General Counsel

	Date:	November 8, 2007

EMPLOYEE:
By:	/s/ John C. Rickel
	Name:	John C. Rickel, Individually

	Date:	November 8, 2007